Exhibit 10(d)(iii)

Arrow Electronics, Inc.
Performance Stock Unit Award Agreement

THIS AGREEMENT, effective _____________ contains the terms of the grant of Performance Stock Units by Arrow Electronics, Inc., a New York Corporation (the “Company” or “Arrow”), to _____________ (the “Grantee” or “you”) under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Plan”). The parties agree as follows:
1.    General Grant Information. You have received the following grant of Performance Stock Units:
Target Number of Performance Stock Units: _____________ The number of shares of Arrow stock (“Shares”) ultimately earned, if any, for the Performance Stock Units will be determined based on the tables below and subject to the limitations set forth in this Agreement.
Date of Grant: _____________
Start of Performance Cycle: _____________
End of Performance Cycle: _____________
Performance Measures:
Performance Stock Units Earned: The number of Performance Stock Units earned will be based on the actual results achieved by Arrow through the Performance Cycle as determined by the Compensation Committee of Arrow's Board of Directors or a designated subcommittee thereof (the “Committee”). The target number of performance units may increase to a maximum of 175% or decrease down to zero, with a 25% cut-in. Calculations will be based on a combination of two factors:

1.
Arrow 3-year Earnings Per Share (EPS) % growth ranked against 3-year EPS % growth of 8 peer companies. The comparison of _____ EPS vs. _____ EPS will determine a payout percentage according to the following grid:

Rank	Payout %
1	160%
2	140%
3	120%
4	110%
5	100%
6	90%
7	60%
8	20%
9	0%

2.
Arrow's three-year average Return on Invested Capital (ROIC) versus Arrow's three-year Weighted Average Cost of Capital (WACC). An adjustment factor determined according to the following grid will be added to or subtracted from the EPS % growth payout percentage:

Avg. ROIC Minus Avg. WACC	Adjustment Factor (+/-)
3.0% or more	15%
2.0% to 2.9%	10%
0.6% to 1.9%	5%
0.5% to -0.5%	0%
-0.6% to -1.9%	-5%
-2.0% to -2.9%	-10%
-3.0% or less	-15%

As indicated in the above tables, no Performance Stock Units will be earned if Arrow's EPS % growth rank is 9 or EPS rank is 8 and Arrow's 3-year average Return on Invested Capital versus Arrow's 3-year - Weighted Average Cost of Capital is .5% or less.
The adjusted payout percentage will be applied to participants' Performance Stock Unit targets to determine the number of Performance Stock Units paid.
The Compensation Committee will reserve the right to adjust plan payout percentages up or down based on its evaluation of Arrow's performance against key strategic peers.
Performance units will be subject to three-year cliff vesting, and will be delivered according to the terms of the plan as soon as practicable following the conclusion of the 3-year performance period and approval of Arrow's Compensation Committee.

2.
Vesting Period. Subject to the provisions of Sections 2 through 4 of this Agreement, one hundred percent (100%) of the Performance Stock Units will vest and become non-forfeitable on the date the Shares are issued to you, but only if the Grantee is remains employed by Arrow (or one of its subsidiaries or affiliates) on that date. This Performance Stock Unit will continue to vest during any military leave of absence (as that term is defined in the then current applicable Arrow Employee Handbook).

3.
Settlement of Award. Within 30 days of the Committee's approval, Arrow will issue to you one share of Arrow common stock for each Performance Stock Unit earned by you, as determined in accordance with Section 1 above and subject to Sections 3 and 4 below. Any fractional Shares will be rounded to the nearest whole Share. Arrow will not have a right of first refusal with respect to Shares earned by you under this Agreement. Delivery of Shares within the applicable grace periods permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be deemed made on the scheduled delivery date.

4.
Eligibility for Earned Performance Stock Units. Except for the specific situations addressed below (in this Section 4), you must be employed by Arrow on the date of delivery of the Shares (or if Shares are delivered within the 30-day grace period preceding such date, on the date of such delivery) to earn Performance Stock Units or be eligible for any payment under this Agreement.

Retirement. Upon your Retirement from Arrow during the Performance Cycle, you will be deemed to be eligible for settlement of this award, and your shares will be delivered at the same time, as if you were employed on the settlement date in accordance with Section 2; provided that you do not engage or become interested in any Competing Business during the remaining vesting period (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Performance Stock Unit will be forfeited and no payment or delivery of shares will be made therefor.

Death or Disability. Upon your termination of employment from Arrow by reason of death or Disability, your shares will be delivered 30 days after your death or your becoming disabled, subject to the following: if you die or become disabled before the end of the Performance Cycle, you or your estate will receive the Target Number of Performance Stock Units, but if you die or become disabled after the end of the Performance Cycle, you or your estate will receive the number of Performance Stock Units you would have received in accordance with Section 1.
Change of Control. Upon the termination of your employment by Arrow without Cause, or by you for Good Reason, in either case occurring within two (2) years after a Change of Control of Arrow prior to the settlement date under Section 2, you will be deemed to have earned and will be issued within 30 days after such termination the amount determined by the Committee to be payable under Section 1 of this Agreement or, if such amount has not yet been determined at the time of your termination of employment, the Target Number of Performance Stock Units.
If your employment ends for any reason (other than described in this Section 4) before the settlement of this award, this award will be forfeited and there will be no payment or delivery of shares to you related to such forfeited Performance Stock Units.
The terms “Cause,” “Change of Control,” “Competing Business,” “Disability,” “Good Reason,” and “Retirement,” as used in this Agreement are defined in Section 12 below.

5.
Rights of Shareholder. The Grantee shall not be entitled to any voting rights or other rights or privileges of ownership of shares of Common Stock with respect to the Performance Stock Units unless and until the Committee has determined the number of Shares earned under this Performance Stock Unit Award Agreement, and such earned shares of Common Stock are actually delivered to the grantee pursuant to the Agreement.

6.
Dividends. In the event that dividends are paid, the Grantee will accrue as of the date each such dividend is paid, all dividends and other distributions paid with respect to the Shares of this Performance Stock Unit. Any such dividends and other distributions shall be paid 30 days after the Shares to which they relate vest. Payment of dividends within the applicable grace periods permitted by Section 409A of the Internal Revenue Code of 1986, as amended, shall be deemed made on the scheduled payment date.

7.
Transferability. Except as otherwise determined by the Committee, Performance Stock Units granted under this Agreement are not transferable by Grantee, whether voluntary or involuntary, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Performance Stock Units made, or attachment, execution, garnishment, or lien issued against or placed upon the Performance Stock Units, shall be void.

8.
Administration. This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. You can only accept and receive the award by indicating your acceptance of the terms and conditions set forth in this Agreement. By accepting this Agreement, you accept and agree to all of its terms. If you do not accept this Agreement your award will be forfeited.

9.
Personal Data. To comply with applicable law and to administer the Plan and the terms and conditions of this Agreement, the Company and its agents may hold and process your personal data and/or sensitive personal data. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan obtained under the Plan from time to time. By accepting the Performance Stock Units, you hereby give your explicit consent to the Company's processing any such personal data and/or sensitive personal data, and you also hereby give your explicit consent to the Company's transfer of any such personal data and/or sensitive personal data outside the country in which you work or reside and to the United States. The legal persons for whom your personal data is intended include the Company and any of its subsidiaries, the outside Plan administrator as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan to be appropriate. You have the right to review and correct your personal data by contacting your local Human Resources Representative. By accepting the Performance Stock Units, you understand and acknowledge that the transfer of the information outlined here is important to the administration of the Plan, and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

10.
No Contract of Employment. By accepting the Performance Stock Units, you agree to be bound by these terms and conditions and acknowledge that Performance Stock Units are granted at the sole discretion of the Committee and is not considered part of any contract of employment with the Company or your ordinary or expected salary or other compensation, and that the Performance Stock Units will not be considered as part of such salary or compensation for purposes of any pension benefits or in the event of severance, redundancy or resignation. If your employment with the Company or a subsidiary is terminated for any reason, whether lawfully or unlawfully, you acknowledge and agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

11.	No Right to Future Awards. This award of Performance Stock Units shall not entitle Grantee to receive any future Performance Stock Units or any other awards under the Plan.

12.	Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
“Cause” means that the Committee, in its sole discretion, determined that you: (i) intentionally failed to perform your duties for Arrow and that failure continues after you receive written warning concerning your failure to perform (this does not mean a mere failure to attain financial goals); (ii) engaged in illegal conduct or gross misconduct which is significantly and demonstrably injurious to Arrow; or (iii) violated any provision of Arrow's Worldwide Code of Business Conduct and Ethics or of any other written agreement you may have with Arrow.
“Competing Business” means any business, which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups for which you worked or had responsibility during your tenure at Arrow or any of its subsidiaries or affiliates.
“Committee” means the Compensation Committee of Arrow's Board of Directors or a designated subcommittee thereof.
“Change of Control” means the occurrence of either of the following events: (a) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company, or (b) a majority of the members of the Company's Board of Directors is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of the appointment or election, in each case interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations (“409A”).
“Disability” means Grantee is considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder, or, with respect to Grantee who is not subject to United States income tax as may otherwise be determined or construed by the Committee.
“Good Reason” means the occurrence of any of the following changes to your employment, provided that Arrow does not rescind such changes within thirty days following your written request: (i) a material adverse diminution in your duties and responsibilities; (ii) your base salary is materially reduced, other than in connection with a region-wide or company-wide pay cut/furlough program; or (iii) a material change in the geographic location of your principal place of business of more than fifty (50) miles from your current location. For the avoidance of doubt, a mere change in titled and/or reporting relationship shall not be grounds for a claim of “Good Reason.” You will have “Good Reason” to terminate your employment only if such action is taken during the two year period following a Change of Control.
“Retirement” means your retirement under a retirement plan of Arrow, or one of its subsidiaries or affiliates, at or after your normal retirement age or, with the written consent of the Committee, at an early retirement date.

13.
Tax Withholding. Arrow shall have the right to deduct or withhold [(including, without limitation, by reduction of the number of shares of Common Stock subject to the Performance Stock Units),] or require Grantee to remit to Arrow, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation or be withheld with respect to any taxable event arising as a result of this Agreement.

14.
Section 409A Compliance. Notwithstanding the foregoing provisions of this agreement, if any award payable hereunder in connection with your termination of employment is subject to Section 409A of the Code as deferred compensation (and does not qualify for the “short term deferral” or any other exemption under applicable Treasury regulations) and you are a “specified employee” within the meaning of Section 409A of the Code, payment of such award, or delivery of shares, will be delayed for six (6) months following your termination date if necessary to comply with Section 409A of the Code. In no event whatsoever shall Arrow be liable for any additional tax, interest or penalties that may be imposed on Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

The parties have entered into this Agreement as of the date first written above by signing where indicated below.

Arrow Electronics, Inc.

By: _______________
Peter S. Brown
SVP and General Counsel

___________________
PARTICIPANT NAME